EX-35.2
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It's a privilege to serve you

Feb 28, 2013

Servicer Compliance Statement
For SEMT 2012-1 (see Schedule A)


(i)a review of the Servicer's activities during the reporting period from January 1, 2012 through December 31, 2012 and of its performance under the Agreements (each of the agreements and the Reconstitution Agreement as defined on Schedule A attached hereto) from the above referenced trust during such period has been made under such officer's supervision, and

(ii)to the best of such officers' knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreements and any applicable Reconstitution Agreement in all material respects throughout such reporting period (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

First Republic Bank

/s/ Tony Sachs
Tony Sachs
Vice President
February 28, 2013

SCHEDULE A

1.Flow Mortgage Loan Sale and Servicing Agreement dated as of July 1, 2010, between Redwood Residential Acquisition Corporation and First Republic Bank, as modified by Reconstitution Agreement dated January 27, 2012; and

2.Flow Mortgage Loan Sale and Servicing Agreement dated as of April 8, 2011, between DLJ Mortgage Capital, Inc. and First Republic Bank, as modified by Reconstitution Agreement dated January 27, 2012

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